EXHIBIT 99.7

Name	Trade Date	Buy/Sell	No. of Shares / Quantity	Unit Cost	Strike Price	Trade Amount	Security	Expiration Date
Pershing Square, L.P.	April 21, 2026	Transfer*	23,164	N/A	N/A	N/A	Exchangeable Units	N/A
Pershing Square, L.P.	April 21, 2026	Transfer*	335,386	N/A	N/A	N/A	Common Stock	N/A
PS Redemption, L.P.*	April 21, 2026	Transfer*	23,164	N/A	N/A	N/A	Exchangeable Units	N/A
PS Redemption, L.P.*	April 21, 2026	Transfer*	335,386	N/A	N/A	N/A	Common Stock	N/A

PS Redemption, L.P.	April 22, 2026	Sell	23,164	$78.86	N/A	$1,826,606	Exchangeable Units	N/A
PS Redemption, L.P.	April 22, 2026	Sell	67,077	$78.86	N/A	$5,289,550	Common Stock	N/A
PS Redemption, L.P.	April 23, 2026	Sell	67,077	$80.83	N/A	$5,421,675	Common Stock	N/A
PS Redemption, L.P.	April 24, 2026	Sell	67,077	$81.23	N/A	$5,448,432	Common Stock	N/A
PS Redemption, L.P.	April 27, 2026	Sell	134,155	$79.39	N/A	$10,650,574	Common Stock	N/A

Pershing Square International, Ltd.	April 24, 2026	Sell	44,000	$80.88	N/A	$3,558,545	Common Stock	N/A

William A. Ackman	April 27, 2026	Sell	3,561,548	$79.66	N/A	$283,712,741	Exchangeable Units	N/A

* Represents shares transferred in kind from Pershing Square, L.P. to PS Redemption, L.P. and subsequently sold in connection with a special redemption of certain limited partner interests of Pershing Square, L.P.